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Exhibit 10.2

AGREEMENT

by and between

MSW ENERGY HOLDINGS LLC

and

DUKE CAPITAL CORPORATION

Dated as of June 30, 2003

AGREEMENT

        THIS AGREEMENT (this "Agreement"), dated as of June 30, 2003, is entered into by and between MSW ENERGY HOLDINGS LLC, a Delaware limited liability company ("Purchaser"), and DUKE CAPITAL CORPORATION, a Delaware corporation ("DCC").

BACKGROUND STATEMENT

        DCC and Allied Waste Industries, Inc., or certain affiliates of Allied Waste Industries, Inc., currently provide credit support and other credit enhancement for the Company (as hereinafter defined) pursuant to the Company Support Agreement (as hereinafter defined). Purchaser is a party to the Equity Purchase Agreement (as hereinafter defined) pursuant to which, among other things, Purchaser has agreed to indirectly acquire a fifty percent (50%) interest in the Company. Purchaser has requested that DCC remain obligated with respect to the Company Support Agreement and DCC has agreed to remain so obligated subject to the terms of this Agreement.

STATEMENT OF AGREEMENT

        The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Capitalized terms have the meanings set forth below.

        "Acquisition Debt" means any Indebtedness incurred by Purchaser or its Affiliates in connection with consummating the transactions contemplated under the Equity Purchase Agreement and any other direct or indirect acquisition by Purchaser, or any Affiliate thereof, of any of the Capital Stock of Parent, the Company or any Affiliate thereof, including without limitation (i) the Senior Debt and (ii) any extension, renewal, substitution, refinancing or replacement, as a whole or in part, of any of the Indebtedness described in this definition.

        "Affiliate" shall mean an "affiliate" within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

        "Agreement" has the meaning set forth in the introductory paragraph hereof.

        "Business Day" means a day, other than a Saturday or Sunday, on which banks are open for business in the State of New York.

        "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

        "Company" means American Ref-Fuel Company of Essex County, a New Jersey general partnership, and its permitted successors and assigns as provided in the DCC Reimbursement Agreement.

        "Company Support Agreement" means the Amended and Restated Company Support Agreement, dated as of December 1, 1997, between the Company, DCC and Browning-Ferris Industries, Inc. and includes any substitute company support agreement entered into pursuant to the then applicable Company Support Agreement and any other amendments, modifications and supplements thereto from time to time.

        "Conditional Sale Agreement" means the Conditional Sale Agreement, dated as of February 28, 1986, between the Company and the Port Authority, as amended, modified and supplemented from time to time to the extent permitted by the Company Support Agreement.

        "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof (excluding indemnification obligations incurred and paid in the ordinary course of business).

        "Control" shall mean, with respect to any Person, (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the ownership of more than 50% of the Capital Stock of any Person.

        "Credit Rating" means for any Person the credit rating indicated for, or assigned to, the senior unsecured long-term debt securities of such person without third-party credit enhancement, by each of S&P and Moody's.

        "DCC" has the meaning set forth in the introductory paragraph hereof.

        "DCC Reimbursement Agreement" means the Reimbursement Agreement, dated as of April 30, 2001, between Parent, the Company and DCC, as amended, modified and supplemented from time to time.

        "DCC Senior Claims" means (a) the fees (plus interest, if applicable) due DCC pursuant to this Agreement (including, without limitation, any interest thereon at the legal rate after the commencement of any Proceeding and any additional interest that would have accrued thereon but for the commencement of such Proceeding), (b) any amounts necessary to replenish the Escrow Funds as required pursuant to the Fee Escrow Agreement (including, without limitation, any interest thereon at the legal rate after the commencement of any Proceeding and any additional interest that would have accrued thereon but for the commencement of such Proceeding), and (c) all other fees, payments and monetary obligations of Purchaser to DCC, whether now existing or hereafter incurred or created, under or with respect to this Agreement or the Fee Escrow Agreement.

        "Deposit Agreement" means the Deposit Agreement, dated as of June 25, 2003, among Purchaser, MSW Energy Finance Co., Inc., and Wells Fargo Bank Minnesota, National Association, as Collateral Agent and Documentation Agent.

        "Deposit Date" has the meaning set forth in Section 2.02 hereof.

        "DLJMB" means DLJ Merchant Banking III, Inc., a Delaware corporation.

        "Duke/UAE" means Duke/UAE Ref-Fuel LLC, a Delaware limited liability company.

        "Energy Contract" means the Agreement for Purchase "of Electric Power, dated as of July 1, 1985, between the Company and Public Service Electric and Gas Company, as amended, modified and supplemented from time to time to the extent permitted by the Company Support Agreement.

        "Equity Contribution Agreement" means the Equity Contribution Agreement, dated as of April 30, 2001, between Parent, Purchaser (by assumption of the obligations of DCC on the date hereof pursuant to Section 2.5 thereof), United American Energy Corp. and Duke/UAE, as amended and supplemented from time to time to the extent permitted by the DCC Reimbursement Agreement and Section 4.01(h) of this Agreement.

        "Equity Purchase Agreement" means the Equity Purchase Agreement dated as of March 19, 2003 between Duke Energy Global Markets, Inc., Purchaser and DLJ Merchant Banking III, Inc., for the limited purposes set forth therein, as amended, modified and supplemented from time to time.

        "Escrow Agent" has the meaning set forth in Section 2.02 hereof.

        "Escrow Funds" has the meaning set forth in Section 2.02 hereof.

        "Escrow Agreement" means the Escrow and Security Agreement, dated as of February 28, 1986, between the Company, the Port Authority and Midlantic National Bank, as amended, modified and supplemented from time to time to the extent permitted by the Company Support Agreement.

        "Existing Senior Debt" has the meaning set forth in Section 5.17 hereof.

        "Facility" has the meaning set forth in the Conditional Sale Agreement.

        "Fee Escrow Agreement" has the meaning set forth in Section 2.02 hereof.

        "Full DCC Release" has the meaning set forth in Section 2.01 hereof.

        "Highstar" shall mean Highstar Renewable Fuels LLC, a Delaware limited liability company.

        "Indebtedness" shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising and paid in the ordinary course of business), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with generally accepted accounting principles, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (viii) all Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (B) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (C) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (I) debt securities or (II) any Capital Stock referred to in (A) or (B) above, issued by such Person, (ix) the net termination obligations of such Person under any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates, (x) all Contingent Obligations of such Person and (xi) all indebtedness referred to in clauses (i) through (x) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person; provided, that Indebtedness shall not include the reimbursement obligations under the DCC Reimbursement Agreement.

        "Interest Amount" has the meaning set forth in Section 2.02 hereof.

        "Lease Agreement" means the Lease and Agreement, dated as of February 28, 1986, between the Port Authority and the Company, as amended, modified and supplemented from time to time to the extent permitted by the Company Support Agreement.

        "Lien" means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

        "Material Adverse Change" means a material adverse change in the business, operations, properties, assets, condition, or the results of operations of a Person and its businesses or assets taken as a whole, or on the performance by such Person of (or ability to perform under) this Agreement or any Transaction Document to which it is a party.

        "Moody's" means Moody's Investors Service, Inc.

        "Parent" means American Ref-Fuel Company LLC, a Delaware limited liability company, and its successors and assigns as permitted by the Transaction Documents.

        "Permitted Indebtedness" means (i) the Indebtedness of Parent, the Company and any Project Partnership outstanding on the date (the "Ratings Downgrade Date") immediately preceding the first date on which Parent no longer maintains a Credit Rating of at least "Baa3" by Moody's and "BBB-" by S&P; provided, that the incurrence of Indebtedness that causes, or would be reasonably expected to cause, Parent's Credit Rating to fall below "Baa3" by Moody's or "BBB-" by S&P shall not be Permitted Indebtedness under this clause (i), (ii) Indebtedness incurred to refinance Indebtedness outstanding on the Ratings Downgrade Date and any refinancing (including any replacement) thereof in accordance with all of the terms of this clause (ii); provided, that such refinancing Indebtedness (A) shall not exceed in principal amount the principal amount of the Indebtedness so refinanced, (B) shall not have a maturity earlier than the maturity of the Indebtedness so refinanced, (C) refinances Indebtedness that matures within twelve (12) months of the closing date of such refinancing; provided, that the restriction set forth in this clause (C) shall not apply to any refinancing Indebtedness if Purchaser provides Reasonable Evidence to DCC that the terms of such refinancing Indebtedness, taken as a whole, are more favorable to the borrower thereof than the terms of the Indebtedness refinanced thereby, (D) shall be on market terms, and (E) shall not cause the Credit Rating of Parent in effect immediately prior to the incurrence of such Indebtedness to be lowered, as demonstrated by Reasonable Evidence provided by Purchaser to DCC prior to the incurrence of such refinancing Indebtedness, (iii) Indebtedness incurred by the Company to finance capital expenditures required by applicable laws but only to the extent those expenditures are recoverable by the Company under the Service Agreement (as demonstrated by Reasonable Evidence provided by Purchaser to DCC prior to the incurrence of such Indebtedness), (iv) Indebtedness incurred by any Project Partnership to finance capital expenditures required by applicable laws but only to the extent (A) those expenditures are recoverable by the applicable Project Partnership from a creditworthy unrelated third party under the applicable transaction documents for the facility operated by such Project Partnership (as demonstrated by Reasonable Evidence provided by Purchaser to DCC prior to the incurrence of such Indebtedness) or (B) DCC consents to such Indebtedness, such consent not to be unreasonably withheld; provided, that if Purchaser provides Reasonable Evidence to DCC that the incurrence of such Indebtedness will not cause the Credit Rating of Parent in effect immediately prior to such refinancing to be lowered, DCC shall bear a rebuttable presumption that the incurrence of such Indebtedness is reasonable, (v) Indebtedness incurred to finance the payment of reimbursement obligations under the DCC Reimbursement Agreement and the Reimbursement Agreement dated as of April 30, 2001 among Parent, Company and Allied Waste Industries, Inc., (vi) Indebtedness incurred under any revolving credit facility of Parent, the Company or the Project Partnerships in force as of the Ratings Downgrade Date and any refinancing (including any replacement) thereof in accordance with the terms of this clause (vi), the proceeds of which are used in a reasonable manner and in the ordinary course of business to fund operating deficits; provided, that no Ref-Fuel Restricted Payments are made with proceeds thereof; and provided, further, that such refinancing Indebtedness (A) shall not exceed in principal amount the principal amount of the Indebtedness so refinanced, (B) shall not have a maturity earlier than the maturity of the Indebtedness so refinanced, (C) refinances Indebtedness that matures within twelve (12) months of the closing date of such refinancing; provided, that the restriction set forth in this clause (C) shall not apply to any refinancing Indebtedness if Purchaser provides Reasonable Evidence to DCC that the terms of such refinancing Indebtedness, taken as a whole, are more favorable to the borrower thereof than the terms of the Indebtedness refinanced thereby, (D) shall be on market terms, and (E) shall not cause the Credit Rating of Parent in effect immediately prior to the incurrence of such Indebtedness to be lowered, as demonstrated by Reasonable Evidence provided by Purchaser to DCC prior to the incurrence of such refinancing Indebtedness, (vii) endorsements for collection, deposit or negotiation incurred in the ordinary course of business, and (viii) Indebtedness incurred in connection with the acquisition of any real or personal property reasonably necessary in the ordinary course of business by Parent, the Company or any Project Partnership or under any capital lease in an aggregate amount not to exceed $1,000,000 in any calendar year.

        "Person" means an individual, corporation, partnership, association, trust, limited liability company or other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

        "Port Authority" means the Port Authority of New York and New Jersey.

        "Prime Rate" shall mean the per annum rate of interest published in the Wall Street Journal, national edition, as the prime rate of interest, adjusted daily, or if such rate is no longer published therein, the per annum rate of interest announced from time to time by J.P. Morgan Chase & Co., or its successors, as its prime rate of interest.

        "Proceeding" means any (a) insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Purchaser, its property or its creditors as such, (b) proceeding for any liquidation, dissolution or other winding-up of Purchaser, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) assignment for the benefit of creditors of Purchaser or (d) other marshaling of the assets of Purchaser.

        "Project Partnership" shall mean any of American Ref-Fuel Company of Delaware Valley, L.P., a Delaware limited partnership; American Ref-Fuel Company of Hempstead, a New York general partnership; American Ref-Fuel Company of Niagara, L.P., a Delaware limited partnership; American Ref-Fuel Company of Southeastern Connecticut, a Connecticut general partnership; and SEMASS Partnership, a Massachusetts limited partnership.

        "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

        "Purchaser Restricted Payment" means (i) any dividend or other payment or distribution (other than dividends or distributions payable in Capital Stock of Purchaser), direct or indirect, on account of or in respect of any Capital Stock of Purchaser, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving Purchaser), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of Purchaser, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Capital Stock of Purchaser, now or hereafter outstanding (excluding outstanding warrants and options issued to holders of the Senior Debt on the date of issuance of such Senior Debt, or on the date of any permitted refinancing of the Senior Debt, in connection with the incurrence or refinancing of such Senior Debt), (iv) any fee or payment paid by Purchaser to Highstar, to DUMB or to any Affiliate of Highstar, DUMB or Purchaser (other than (i) fees and payments to reimburse reasonable out-of-pocket fees and expenses of Purchaser paid to unaffiliated third parties by

Highstar, DUMB or such Affiliate) and (ii) customary fees, expenses and premiums (on market terms no more favorable to Affiliates of Purchaser than the terms Purchaser would obtain in an arm's length transaction for similar services) paid to Credit Suisse First Boston LLC or its Affiliates for banking or investment banking services and to American International Group, Inc. or its Affiliates for insurance and surety bond services), and (v) any payment made to any Person in order to circumvent the payment obligations of Purchaser under this Agreement; provide, that, in no event shall regularly scheduled dividend and redemption payments under any preferred Capital Stock constituting Senior Debt be deemed a Purchaser Restricted Payment.

        "Reasonable Evidence" means evidence, certified by an officer of Purchaser, that is reasonably satisfactory to DCC; provided, that with respect to Credit Rating matters, a written notification from S&P and Moody's shall constitute Reasonable Evidence.

        "Ref-Fuel Restricted Payment" means (i) any dividend or other payment or distribution, direct or indirect, on account of or in respect of any Capital Stock of Parent or the Company, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving Parent or the Company (other than dividends or distributions payable in Capital Stock of Parent or the Company and dividends and distributions to pay taxes then due and payable by another stockholder, member or partner related to their interest as such in the Company or Parent)), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of Parent or the Company, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Capital Stock of Parent or the Company, now or hereafter outstanding.

        "Required Level" has the meaning set forth in Section 2.02 hereof.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "Sale Transaction" shall mean (i) any consolidation, merger or similar business combination of Purchaser with or into any other Person, (ii) any direct or indirect sale, transfer or assignment to any Person of all or any substantial portion of (A) the Capital Stock or assets of Purchaser or (B) Purchaser's interest in Parent or the Company, (iii) any acquisition of Control of Purchaser (including in connection with a consolidation, merger, equity exchange or similar transaction) by any Person other than Highstar, DUMB or their Affiliates immediately prior to such acquisition of Control (it being agreed that the exercise of customary veto rights by the holders of any preferred equity in the Purchaser shall not constitute an acquisition of Control under this clause (iii)), or (iv) the occurrence of a "change of control" of Purchaser (as defined under any of the governing documents of the Senior Debt) or a similar transaction that allows the lenders of the Senior Debt to accelerate the Senior Debt, or require payment thereof in full.

        "Senior Debt" means (i) the Indebtedness of Purchaser represented by the 8.5% Senior Secured Notes due 2010 not to exceed $200,000,000 in principal amount and (ii) any extension, renewal, substitution, refinancing or replacement, as a whole or in part, of any of the Indebtedness described in this definition; provided, that in each case, either (A) such extension, renewal, substitution, refinancing or replacement does not increase the original principal amount thereof or (B) Purchaser has provided Reasonable Evidence to DCC that after giving effect to any such extension, renewal, substitution, refinancing or replacement, Purchaser shall have a. Credit Rating of at least Bat by Moody's and BB- by S&P; provided, that, except as permitted by Section 5.17 hereof, in no event shall Senior Debt include Indebtedness incurred to acquire, directly or indirectly, any additional interest in Parent not acquired pursuant to the Equity Purchase Agreement.

        "Service Agreement" means the Amended and Restated Service Agreement, dated as of February 28, 1986, between the Port Authority and the Company, as amended, modified and supplemented from time to time to the extent permitted by the Company Support Agreement.

        "Subordination Agreement" has the meaning set forth in Section 2.01(g) hereof.

        "Transaction Documents" means this Agreement, the DCC Reimbursement Agreement, the Fee Escrow Agreement, the Equity Purchase Agreement, the Service Agreement, the Lease Agreement, the Conditional Sale Agreement, the Company Support Agreement, the Escrow Agreement, the Equity Contribution Agreement and the Energy Contract.

        "Upcoming Payment Date" has the meaning set forth in Section 4.01(g) hereof.

ARTICLE II

FEES; ESCROW

        Section 2.01    Fees.    In consideration of DCC's agreement to remain a party to the Company Support Agreement, until (i) (A) the Company Support Agreement, including without limitation any and all obligations and other liabilities of DCC, has terminated or (B) DCC and its Affiliates have otherwise been fully and unconditionally released from the Company Support Agreement and any and all liability with respect thereto in compliance with the letter agreement, dated as of November 3, 2000, between DCC and Allied Waste Industries, Inc. and (ii) all fees and other amounts then due and owing to DCC under this Agreement and under the DCC Reimbursement Agreement have been paid in full (the satisfaction of the conditions set forth in clause (i) and (ii) constituting the "Full DCC Release"), Purchaser agrees to pay to DCC the following nonrefundable fees:

          (a)   On each of the date hereof and the first anniversary of the date hereof, Purchaser shall pay to DCC, by 2:30 p.m., Charlotte, North Carolina time, by wire transfer of immediately available funds to an account designated by DCC, an amount equal to Five Hundred Thousand Dollars ($500,000).

          (b)   On each of the second through eighth anniversaries of the date hereof, Purchaser shall pay to DCC, by 2:30 p.m., Charlotte, North Carolina time, by wire transfer of immediately available funds to an account designated by DCC, an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000).

          (c)   On each anniversary of the date hereof, commencing with the ninth anniversary of the date hereof, Purchaser shall pay to DCC, by 2:30 p.m., Charlotte, North Carolina time, by wire transfer of immediately available funds to an account designated by DCC, an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000).

          (d)   Upon the occurrence of the extension or renewal of the Lease Agreement beyond the "Primary Term" (as defined in the Lease Agreement), each fee payment payable pursuant to paragraphs (a), (b) or (c) of this Section 2.01 after the occurrence of such extension or renewal shall be increased by Five Million Dollars ($5,000,000). For example, if the Lease Agreement is extended or renewed beyond the Primary Term immediately prior to the third anniversary of the date hereof, each payment due on the third through eighth anniversaries of the date hereof pursuant to Section 2.01(b) shall be increased to $7,500,000, and each payment due thereafter pursuant to Section 2.01(c) shall be increased to $8,500,000.

          (e)   Within ten (10) days after the Full DCC Release, DCC shall reimburse Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, for a pro rata portion of any fee previously paid by Purchaser pursuant to this Section 2.01 for the one-year period in which the Full DCC Release was obtained, with the amount of such reimbursement equal to the amount of the fee paid for such one-year period multiplied by a fraction, (y) the numerator of which shall equal the number of calendar days between the date of the Full DCC Release and the date of the next succeeding anniversary of the date hereof and (z) the denominator of which is 365.

          (f)    Concurrently with or prior to the occurrence of a Sale Transaction, Purchaser shall pay to DCC all amounts due and owing at the time of closing or effectiveness of such Sale Transaction pursuant to this Section 2.01 and shall fully replenish the Escrow Funds to the extent required at such time pursuant to Section 2.02.

          (g)   All amounts owing to DCC under this Agreement shall be subordinate in right of payment to all payment obligations of Purchaser in respect of the Senior Debt, and DCC agrees to execute a mutually acceptable subordination agreement, substantially on the terms attached hereto as Exhibit A (the "Subordination Agreement"), with the holders of the Senior Debt confirming such subordination; provided, that DCC shall be entitled to receive and retain any regularly scheduled fees and other amounts due under this Agreement in the event that no default exists under the Senior Debt and all amounts then due and owing on the Senior Debt have been paid; and provided, further, that in no event shall any payment rights of DCC be subordinated to the Senior Debt to the extent such payment rights may be satisfied by Escrow Funds. Any amounts due under this Agreement that are not paid when due (including accrued interest as set forth below) shall accrue and accumulate and shall be immediately due and payable when Purchaser has cash available for such payment after making all required payments in respect of the Senior Debt. Interest shall accrue on all amounts due under this Section 2.01 not paid when due (by Purchaser or from Escrow Funds) at a per annum rate of interest equal to the greater of (x) fourteen percent (14%) and (y) the Prime Rate then in effect plus five percent (5%), compounded quarterly. Such interest shall be calculated based on the actual number of days elapsed from the date such amount becomes due until paid in full (by Purchaser or from Escrow Funds) and based on a 365-day year. Nothing contained in this Agreement shall be deemed to establish or require the payment of interest to DCC in an amount in excess of the maximum amount permitted by applicable law. If the amount of interest or other charges payable to DCC on any payment date would exceed the maximum amounts permitted by applicable law to be charged by DCC, the amount of interest payable to DCC on such payment date shall be automatically reduced to such maximum permissible amount.

          (h)   Purchaser agrees not to enter into any agreement with respect to, or to pay, any management or similar fees to Highstar, MSW Acquisition LLC, DUMB, or any Affiliate of Purchaser, Highstar, MSW Acquisition LLC or DUMB, unless and until all parties who are entitled to receive any such management or similar fees shall have entered into a mutually acceptable subordination agreement with DCC, consistent with the terms of this paragraph (h), subordinating such management and similar fees to all DCC Senior Claims; provided, that such subordination agreement shall permit Highstar, MSW Acquisition LLC, DUMB and such Affiliates to receive and retain any regularly scheduled management and similar fees payable to it by Purchaser in the event that (i) all amounts due and owing to DCC under this Agreement have been paid in full, (ii) the Escrow Funds have been replenished as required pursuant to Section 2.02, (iii) such payment is permitted under ARTICLE IV hereof and (iv) this Agreement has not otherwise been breached by Purchaser (other than technical breaches causing no harm to DCC). Such subordination agreement shall include customary remedy standstill provisions that will prohibit the exercise of remedies for the payment of any such management or similar fees upon the occurrence of any breach of this Agreement. Purchaser agrees to promptly notify Highstar, MSW Acquisition LLC, DUMB and each equity owner of Highstar and MSW Acquisition LLC of the terms of this Section 2.01(h) and agrees, within 30 days after each calendar year, to notify DCC in writing that it is in compliance with this Section 2.01(h).

        Section 2.02    Escrow.    On each anniversary of the date hereof (each such date a "Deposit Date"), Purchaser shall deposit with Wachovia Bank, National Association (the "Escrow Agent"), an amount in cash equal to (i)(A) prior to the occurrence of the extension or renewal of the Lease Agreement beyond the Primary Term, the amount set forth on Schedule A attached hereto for such Deposit Date and (B) upon or after the occurrence of the extension or renewal of the Lease Agreement beyond the Primary Term, the amount set forth on Schedule B attached hereto for such Deposit Date (the amount required to be delivered pursuant to this clause (i) being referred to herein as the "Required Level"), plus (ii) the cumulative amount of interest or other income earned on the Escrow Funds from the date hereof to but excluding such Deposit Date (the "Interest Amount"), minus (iii) the amount of the Escrow Funds, if any, on deposit with the Escrow Agent on such Deposit Date; provided; that the initial payment due on June 30, 2004 under the Escrow Agreement shall be made prior to June 30, 2004 to the extent funds are available in the Duke Essex Payment Reserve Account (as defined in the Deposit Agreement) and, in any event, prior to the payment of any Purchaser Restricted Payment. Such amount, together with any income thereon, shall be held in escrow and invested for the benefit of the parties hereto in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit B (the "Fee Escrow Agreement"). All amounts held in escrow pursuant to the terms of the Fee Escrow Agreement, including any income thereon, are collectively referred to herein as the "Escrow Funds." The Fee Escrow Agreement will provide for the disbursement of the Escrow Funds by the Escrow Agent (i) to DCC, from time to time, upon receipt of written certification from DCC that any fee payable pursuant to Section 2.01 of this Agreement has not been paid when due (in which event Escrow Funds equal to the amount of the unpaid fees, as certified by DCC in such written certification, shall be disbursed to DCC), and (ii) to Purchaser, upon receipt of a joint written certification by DCC and Purchaser that the Full DCC Release has occurred (in which event, all remaining Escrow Funds shall be released). Upon any disbursement pursuant to clause (i) above, Purchaser shall immediately deposit with the Escrow Agent an amount in cash equal to the amount so disbursed in order to replenish the Escrow Funds to the Required Level plus the cumulative amount of interest or other income earned on the Escrow Funds from the date hereof to but excluding the date of the disbursement pursuant to clause (i) above. The Escrow Funds shall be subject to a first priority security interest in favor of DCC, and Purchaser and DCC agree to the filing of any UCC financing statements, the execution of such security agreements, and the inclusion of provisions in the Escrow Agreement providing DCC with such dominion and control over the Escrow Funds as is necessary to perfect such security interest.

        Section 2.03    Deposit Agreement.    DCC and Purchaser acknowledge that so long as the Deposit Agreement remains in effect, funds shall be transferred into (and distributed from) the Duke Essex Payment Account and the Duke Essex Payment Reserve Account (each as defined in the Deposit Agreement) in accordance with the terms of the Deposit Agreement, including the waterfall provisions set forth in Sections 4.1.2, 4.5 and 4.7 thereof; provided, that in no event shall the terms of the Deposit Agreement impair, as between DCC and Purchaser, Purchaser's obligations under this Agreement or the Fee Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.01    Representations and Warranties of Purchaser.    Purchaser represents and warrants as of the date hereof as follows:

          (a)    Organization and Standing.    Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b)    Power and Authority; Enforceability.    Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized and approved by all requisite action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, is valid and binding on Purchaser, and enforceable against Purchaser in accordance with its respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

          (c)    Legal Proceedings.    There is no claim, action, suit, arbitration or proceeding (governmental or private) pending or, to the knowledge of Purchaser, threatened against Purchaser that is reasonably likely, individually or in the aggregate, to prevent or delay the consummation of the transactions contemplated hereunder that could reasonably be expected to result in a Material Adverse Change to Purchaser.

          (d)    Noncontravention.    To the knowledge of Purchaser, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental authority as a condition to the lawful consummation of the transactions contemplated hereunder. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereunder does not and will not (i) contravene or conflict with Purchaser's certificate of formation, operating agreement or any other organizational document of Purchaser, (ii) contravene or conflict with, or constitute a violation of, any provision of a material law, order or decree binding upon or applicable to Purchaser or (iii) constitute a default or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser under any provision of any material agreement, contract or other instrument binding upon Purchaser, which contravention, conflict, violation, default, right of termination, cancellation or acceleration would, individually or in the aggregate, result in a Material Adverse Change to Purchaser.

ARTICLE IV

CERTAIN COVENANTS OF PURCHASER

        Section 4.01    Certain Covenants of Purchaser.    Unless DCC shall otherwise expressly consent in writing, Purchaser hereby agrees that, until the Full DCC Release:

          (a)    Notice of Material Events.    With the consent of United American Energy Corp., to the extent required (which Purchaser agrees to use commercially reasonable efforts to obtain), Purchaser shall inform promptly, or cause the Company to inform promptly, DCC in writing of the occurrence of any of the following:

              (i)  the occurrence of a Material Adverse Change to Purchaser, Parent or the Company;

             (ii)  the occurrence of any material breach of, or default or event of default under, the Transaction Documents or the occurrence of any event that could reasonably be expected to cause a payment obligation of DCC pursuant to the Company Support Agreement; or

            (iii)  the occurrence of any event that would reasonably be expected to result in a capital call under the Equity Contribution Agreement.

          (b)    Deliverables.    In addition to the financial information required to be delivered pursuant to the DCC Reimbursement Agreement, with the consent of United American Energy Corp., to the extent required (which Purchaser agrees to use commercially reasonable efforts to obtain) Purchaser shall cause the Company and Parent to furnish to DCC (subject to the execution of a customary confidentiality agreement substantially similar to the form of the Confidentiality Agreement, dated as of May 6, 2002, between Duke Energy Global Markets, Inc. and Highstar), (i) as soon as available, and in any event within twenty (20) days after each fiscal month end of the Company and Parent, the unaudited balance sheets of the Company and Parent and their subsidiaries, if any, as of the end of such month and the related unaudited statements of income, changes in equity and cash flows for such month, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the preceding fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and (ii) within 10 days after renewal, evidence of the annual renewals of any letters of credit required pursuant to the Equity Contribution Agreement or the substitution of any other guaranty or credit support in accordance with the terms of the Equity Contribution Agreement.

          (c)    Extension of Lease Agreement.    Purchaser shall not permit the extension or renewal of the Lease Agreement beyond the "Primary Term" without first obtaining the Full DCC Release.

          (d)    New Business or Transactions.    Purchaser shall not permit (i) the Company to enter into any new business or transactions related to the Facility or the Company (other than business or transactions in the ordinary course of business consistent with past practice) which would be reasonably likely to increase DCC's obligations under, or make DCC more likely to pay under, the Company Support Agreement, (ii) Parent to enter into any new business or transactions (including, without limitation, any amendment of agreements giving rise to Indebtedness of Parent), (A) that are grossly negligent (including, without limitation, self-dealing transactions), (B) that are without any legitimate business purpose, or (C) that are entered into for the purpose of reducing the credit support available to the Company under the Equity Contribution Agreement or DCC under the DCC Reimbursement Agreement or for the purpose of subordinating the priority of, or delaying the timing of, payments to DCC under the DCC Reimbursement Agreement or this Agreement, (iii) Parent or the Company to amend or consent to any amendment of any Transaction Document or other agreements giving rise to Indebtedness of the Company (other than amendments in the ordinary course of business consistent with past practice) which would be reasonably likely to increase DCC's obligations under, or make DCC more likely to pay under, the Company Support Agreement or (iv) Parent or the Company to operate the Facility other than in material compliance (subject to applicable notice and cure periods) with the terms of the Service Agreement, the Lease Agreement, the Conditional Sale Agreement, the Escrow Agreement, the Energy Contract and the DCC Reimbursement Agreement. Purchaser agrees that DCC may notify all beneficiaries of the Company Support Agreement of the restrictions set forth in this paragraph (d).

          (e)    Indebtedness.    Without limiting paragraph (d) above, unless Parent has Credit Ratings of at least "Baa3" by Moody's and "BBB-" by S&P (and would be reasonably expected to retain such investment grade ratings following any incurrence of Indebtedness), Purchaser shall not permit Parent, the Company, or any Project Partnership to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness. In no event shall Parent or any of its direct or indirect subsidiaries (including, without limitation, the Company), directly or indirectly create, incur, assume or suffer to exist any Acquisition Debt (including any guaranty, hypothecation or other surety arrangement), and all such Acquisition Debt shall be obligations of Purchaser and therefore remain structurally subordinated to all obligations of Parent and the Company under the DCC Reimbursement Agreement. Except as permitted by Section 5.17 hereof, in no event shall any subsidiary of Purchaser (other than ARC and its subsidiaries) incur or suffer to exist any Indebtedness other than Indebtedness that, if aggregated with the Senior Debt of Purchaser (and treated as Indebtedness of Purchaser), would not exceed the amount of Senior Debt permitted under the Senior Debt definition hereunder.

          (f)    Liens.    Without limiting paragraph (d) above, Purchaser shall not permit Parent or the Company to make, create, incur, assume or suffer to exist, any Lien upon or with respect to the real or personal property constituting the Facility, other than Liens permitted by the Conditional Sale Agreement (as in effect on the date hereof and assuming the "Purchase Price" thereunder has not been paid in full); provided, that in no event shall Purchaser permit Parent or the Company to, directly or indirectly, make, create, incur, assume or suffer to exist (i) any "Leasehold Mortgage" (as defined in the Lease Agreement) or (ii) any Lien securing "Additional Advances," "Company Debt" or "Other Debt" (each as defined in the Conditional Sales Agreement) unless the principal amount of, interest on, and other financing costs related to, such Additional Advances, Company Debt or Other Debt are recoverable by the Company under the Service Agreement; and provided, further, that prior to the incurrence of any Lien permitted by this clause (ii), Purchaser shall have provided DCC with Reasonable Evidence, demonstrating that the principal amount of, interest on, and other financing costs related to, such Additional Advances, Company Debt or Other Debt are recoverable by the Company under the Service Agreement

          (g)    Restricted Payments.    During any period in which (i) the Company or the Port Authority has requested from DCC any unsatisfied amount, or alleged that DCC owes any unsatisfied amount, under the Company Support Agreement or (ii) DCC has not been reimbursed pursuant to the DCC Reimbursement Agreement for any payment that DCC has made under the Company Support Agreement, Purchaser shall not permit the Company or Parent to make any Ref-Fuel Restricted Payment. If Purchaser receives any Ref-Fuel Restricted Payment (whether in cash, securities or other property) during the periods described in the preceding sentence, Purchaser shall hold such Ref-Fuel Restricted Payment in trust for the benefit of DCC and shall immediately pay over or deliver or transfer to DCC the amount of such Ref-Fuel Restricted Payment equal to the sum of the amount of (y) any amounts owed by DCC or Allied Waste Industries, Inc. under the Company Support Agreement, plus (z) any payments made by DCC or Allied Waste Industries, Inc. pursuant to the Company Support Agreement that have not been reimbursed pursuant to the applicable reimbursement agreement and any accrued interest thereon. Any such amounts received by DCC shall be held by DCC until DCC has exhausted its remedies against Parent and the Company under the DCC Reimbursement Agreement. Upon such exhaustion of remedies, DCC shall be entitled to apply the amounts described in clauses (y) and (z) above that remain outstanding, in satisfaction of the claims related to such amounts and consistent with the requirements of the letter agreement, dated as of November 3, 2000 between Allied Waste Industries, Inc. and DCC.

          Purchaser shall not make any Purchaser Restricted Payment (i) at any time when any fee or other amount is due and owing under this Agreement, (ii) at any time when the Escrow Funds have not been fully paid or replenished by Purchaser to the Escrow Agent pursuant to Section 2.02 and (iii) during each period commencing ninety days prior to each Deposit Date under this Agreement (each such Deposit Date, an "Upcoming Payment Date") and ending at 11:59 p.m. on such Upcoming Payment Date unless, on or prior to the making of such Purchaser Restricted Payment pursuant to this clause (ii), Purchaser has either (A) paid to DCC all amounts due and owing under this Agreement on or prior to such Upcoming Payment Date and deposited with the Escrow Agent all Escrow Funds required to be on deposit on or prior to such Upcoming Payment Date, or (B) reserved an amount in cash equal to (I) all amounts due and owing on any Acquisition Debt on or prior to such Upcoming Payment Date, plus (II) all amounts due and owing under this Agreement on or prior to such Upcoming Payment Date, plus (III) any Escrow Funds required to be on deposit with the Escrow Agent on or prior to such Upcoming Payment Date.

          (h)    Equity Contribution Agreement.    Purchaser acknowledges that the obligations of Parent under the DCC Reimbursement Agreement are obligations for which equity contributions are available under the Equity Contribution Agreement. Purchaser agrees not to permit the waiver, modification or amendment of the Equity Contribution Agreement without prior written consent of DCC (which consent shall not be unreasonably withheld unless such waiver, modification or amendment would reasonably be expected to reduce the availability of the Equity Contribution Agreement to support Parent's obligations under the DCC Reimbursement Agreement, in which case such consent may be withheld for any reason, or without any reason, in DCC's sole discretion). Purchaser acknowledges and agrees that, with respect to Purchaser's obligations under the Equity Contribution Agreement, DCC shall be a third-party beneficiary of the Equity Contribution Agreement, and Purchaser agrees that if the amounts available to Parent under the Equity Contribution Agreement are insufficient to provide the support necessary for each of the Facilities (as defined in the Equity Contribution Agreement) needing support, Purchaser shall not permit Parent to use the funds provided under the Equity Contribution Agreement in a manner that would disproportionately benefit the other Project Partnerships to the detriment of the Company or DCC. Purchaser agrees that it shall not be released from its obligations under the Equity Contribution Agreement unless (i) (A) such obligations are assumed by a Person that has a Credit Rating of at least BBB from S&P, or (B) such Person secures such obligations with a letter of credit meeting the requirements of Section 2.4(a) of the Equity Contribution Agreement and (ii) such Person assumes Purchaser's obligations, and provides the stipulations and agreements provided by Purchaser, under this paragraph (h).

          (i)    Insurance.    Purchaser shall cause the Company to maintain insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts as is required pursuant to the Lease Agreement.

          (j)    Valid and Binding Obligations.    Unless such obligations are assumed in accordance with paragraph (h) of this Section 4.01, Purchaser shall not at any time in the future deny or refuse to acknowledge that the Equity Contribution Agreement constitutes the legal, valid and binding obligations of Purchaser. Unless such obligations are assumed in accordance with paragraph (k) of this Section 4.01,Purchaser shall not at any time in the future deny or refuse to acknowledge that the this Agreement constitutes the legal, valid and binding obligation of Purchaser.

          (k)    Successor Obligations.    Purchaser shall not, except as permitted by Section 5.17 hereof, (i) consolidate with or merge into any other Person in a transaction in which Purchaser is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) directly or indirectly sell, transfer or assign all or substantially all of its interest in Parent or the Company to any Person, unless in each such case, (A) proper provision has been made so that the successors and assigns of Purchaser have fully assumed Purchaser's obligations under this Agreement and (B) Purchaser shall have provided DCC with Reasonable Evidence demonstrating such assumption.

          (l)    Commercially Reasonable Efforts.    Purchaser shall use its commercially reasonable efforts to cause DCC and its Affiliates to be fully and unconditionally released from any and all liability in respect of the Company Support Agreement, in compliance with the letter agreement, dated as of November 3, 2000, between DCC and Allied Waste Industries, Inc., and advise DCC in writing on a quarterly basis commencing after the date hereof as to the status of efforts to release DCC and its Affiliates from the Company Support Agreement. Notwithstanding the foregoing, however, Purchaser shall not be required to agree to any materially adverse amendments or modifications to the obligations under the Company Support Agreement or the Service Agreement, Lease Agreement, or Conditional Sale Agreement, or refinance any material indebtedness on less favorable terms. All costs and expenses incurred after the date of this Agreement, of or in connection with obtaining the release of DCC or any of its Affiliates from the Company Support Agreement, including fees and expenses of outside counsel and the cost, liability and risk of any letter of credit, insurance policy or other credit support obtained by or on behalf of Purchaser or any of its Affiliates, shall be the responsibility of Purchaser.

        Section 4.02    Control Over Covenants.    DCC acknowledges that, as of the date hereof, Purchaser controls the vote of fifty percent (50%) of the voting Capital Stock in Parent and the Company, and DCC agrees that so long as Purchaser or any Affiliate thereof does not gain Control of Parent or the Company, Purchaser shall be deemed to be in compliance with the covenants set forth in Section 4.01 if it, subject to any fiduciary or similar obligations imposed upon it as a member of a closely-held limited liability company under applicable law, exercises all direct or indirect Control that it possesses over the matters covered by Section 4.01 (whether by means of voting rights, veto rights or other management or control rights) to comply therewith; provided, that in no event shall Purchaser (i) agree to or permit any modifications to the organizational documents of Parent or the Company, (ii) enter into any voting rights agreement, voting trust or similar arrangement (other than the voting rights agreement entered into pursuant to the Equity Purchase Agreement), or (iii) enter into any other arrangement, in each case that has the effect of reducing Purchaser's Control over the matters covered by Section 4.01. In the event Purchaser or any Affiliate thereof at any time obtains Control of the Parent, the covenants set forth in Section 4.01 shall, from and after the date such Control is obtained, be strictly construed without the benefit of the provisions of this Section 4.02. In no event shall the deemed compliance with Section 4.01(c) of this Agreement pursuant to this Section 4.02 release Purchaser of the obligation to pay the increased fees required pursuant to Section 2.01(e) in the event of the extension of the Primary Term of the Lease Agreement.

ARTICLE V

MISCELLANEOUS PROVISIONS

        Section 5.01    Further Assurances.    Subject to the terms and conditions of this Agreement, from time to time after the date of this Agreement, each of the parties hereto will use all reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereunder.

        Section 5.02    Governing Law.    This Agreement, and any and all claims arising hereunder, shall be governed by and construed in accordance with the laws of the' State of New York, without giving effect to principles of conflicts of laws.

        Section 5.03    Notices and Deliveries.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, five days after the date mailed by first-class, certified or registered mail, postage prepaid or, if sent via facsimile, when sent, with transmission confirmation, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

(a) If to Purchaser:	c/o Highstar Renewable Fuels LLC 175 Water Street New York, New York 10038 Attention: Christopher H. Lee and Marc Baliotti Facsimile No. (212) 458-2222
and
c/o DLJ Merchant Banking III, Inc. Eleven Madison Avenue, 16th Floor New York, New York 10010 Attention: Ari Benacerraf and Daniel H. Clare Facsimile No. (646) 935-7190
With a copy to:	Bingham McCutchen LLP 150 Federal Street Boston, Massachusetts 02110 Attention: Vincent M. Sacchetti Facsimile No. (617) 951-8736
and
Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153-0119 Attention: David Blittner Facsimile No. (212) 310-8007
(b) If to DCC, to
Duke Capital Corporation
Mail Code PB03G
422 South Church Street, 5th Floor
Charlotte, North Carolina 28201 - 1244
United States of America
Attention:  Director, Corporate Treasury
Facsimile: (704) 382-9497
With a copy to:	Robinson, Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 Charlotte, North Carolina 28246 Attention: Matthew S. Churchill Facsimile No. (704) 373-3988

        Section 5.04    Interpretation.    The following provisions shall govern the interpretation of this Agreement:

          (a)   The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

          (b)   Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing individuals shall include Persons and vice versa.

          (c)   Time is of the essence in this Agreement. Whenever anything is required to be done or any action is required to be taken hereunder on or by a day that is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next succeeding day that is a Business Day.

          (d)   All references to dollars or "$" in this Agreement shall mean United States dollars.

        Section 5.05    Counterparts.    This Agreement may be executed by facsimile or in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

        Section 5.06    Amendment and Waiver.    The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party; (b) waive any inaccuracies in representations by any other party; (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought. Any waiver or failure to insist upon strict compliance with any obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter. No failure by DCC to exercise, and no delay by DCC in exercising, any right hereunder shall operate as a waiver thereof. The exercise by DCC of any right hereunder shall not preclude the exercise of any other right.

        Section 5.07    Joint Preparation.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        Section 5.08    Performance by Affiliates.    Any obligation of any party hereto owed to any other party hereto under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

        Section 5.09    No Third-Party Beneficiary.    No party other than DCC and Purchaser and their respective Affiliates and successors and permitted assigns shall have any rights hereunder.

        Section 5.10    Term.    The term of this Agreement shall commence on the date hereof and shall end on the date of the Full DCC Release.

        Section 5.11    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        Section 5.12    Entire Agreement.    This Agreement and any Schedules or Exhibits hereto, each of which is hereby incorporated herein, and the agreements executed and delivered by the parties and their Affiliates in connection with the transactions contemplated hereby, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

        Section 5.13    Consent to Jurisdiction; Waivers of Trial by Jury.    Each party hereto irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for any action, suit or proceeding instituted hereunder. Each party hereto agrees to commence any action, suit or proceeding hereunder in the United States District Court for the Southern District of New York. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 5.03 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 5.13. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding hereunder in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

        Section 5.14    Assignments; Third-Party Rights.    This Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Purchaser may not assign its rights under this Agreement, or delegate any of its duties hereunder. Any assignment made in violation of this Agreement shall be null and void.

        Section 5.15    Attorneys Fees; Consequential Damages; No Recourse.    In the event any of the parties to this Agreement shall bring an action to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and expenses incurred in such action from the unsuccessful party. In no event shall any of the parties hereunder or their Affiliates be liable to the other parties hereunder or their Affiliates whether in contract, tort or otherwise, for payment of any special, indirect, consequential, punitive, incidental, exemplary or similar damages or lost profits. Anything in this Agreement to the contrary notwithstanding, no shareholder, director, officer, Affiliate, employee, member, manager or agent of DCC shall have any personal liability to Purchaser or any other Person as a result of the breach of any representation, warranty, covenant or agreement of DCC contained herein, and no shareholder, director, officer, Affiliate, employee, member, manager or agent of Purchaser shall have any personal liability to DCC or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Purchaser contained herein.

        Section 5.16    Equitable Remedies.    Purchaser acknowledges that remedies at law are inadequate to protect against the breach of the covenants set forth in ARTICLE IV of this Agreement and that any such breach shall cause irreparable harm to DCC. Purchaser hereby agrees, without prejudice to any rights to judicial relief DCC may otherwise have, to the granting of equitable relief, including injunction and specific performance, in DCC's favor for any such breach without proof of actual damages and without the requirement of posting a bond or other security.

        Section 5.17    Integration Transaction.    Notwithstanding anything to the contrary in this Agreement, in the event that an Affiliate of Purchaser acquires, directly or indirectly, all of UAE's direct or indirect fifty percent (50%) interest in the Ref-Fuel Entities, Purchaser may assign (by operation of law or otherwise) this Agreement and the Fee Escrow Agreement to Duke/UAE or a holding company directly or indirectly owning one hundred percent (100%) of the membership interests in Duke/UAE, other than the two-tenths of one percent (0.2%) membership interest held by Subsidiary 2 prior to Second Closing (each as defined in the Equity Purchase Agreement) so long as, at the time of such assignment, (i) DCC receives Reasonable Evidence that the Credit Rating of the assignee is equal to or better than the Credit Rating of Purchaser at such time, (ii) the Indebtedness of such assignee does not exceed $450,000,000, (iii) the Purchaser complies with Section 2.01(f) with regard to such a Sale Transaction (after giving effect to the amendment to the Required Level described below),

(iv) the satisfaction of the other provisions set forth in this Section 5.17, and (v) this Agreement and the Fee Escrow Agreement shall have been expressly assumed by the assignee. At the closing of any such assignment, DCC agrees, and Purchaser agrees to cause such assignee to agree, to amend this Agreement, the Fee Escrow Agreement and the Subordination Agreement, (a) to amend the definition of Senior Debt herein to cover up to $450,000,000 of Indebtedness of the assignee outstanding immediately after giving effect to such assignment, (b) to amend the definitions of "Senior Claims" and "Senior Debt Documents" in the Subordination Agreement to cover the Indebtedness described in the immediately preceding clause (a); provided, that such amendment shall not, in any event, place DCC in a materially worse position with regard to the priority of "Subordinated Payments" (as defined in the Subordination Agreement) as compared to the waterfall existing under the Senior Debt as defined immediately prior to the assignment of this Agreement (the "Existing Senior Debt") or otherwise subject DCC to a waterfall that materially and adversely affects DCC as compared to the waterfall under the Existing Senior Debt, (c) to amend the Required Level in this Agreement and the "Required Amount" in the Fee Escrow Agreement to equal an amount in cash, for any Deposit Date, equal to (x) the greater of (I) $7,500,000 and (II) the aggregate amount of the scheduled fees due under Section 2.01 of this Agreement on the next three (3) anniversaries of this Agreement, plus (y) the Interest Amount for such Deposit Date, and (d) to make such conforming amendments (including, without limitation, to the definitions of Acquisition Debt, Permitted Indebtedness, Purchaser and Purchaser Restricted Payments) as are required to give effect to the transactions contemplated by this Section 5.17; provided, that the amendments described in this Section 5.17 shall be conditioned upon the entry into new subordination agreements, consistent with any existing subordination agreements required by Section 2.01(h), with respect to payments payable by assignee. Upon the assignment of this Agreement pursuant to this Section 5.17, the covenants set forth in Section 4.01 shall be strictly construed without the benefit of the provisions of Section 4.02.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its respective name by its duly authorized officer, all as of the date first above written.

DUKE CAPITAL CORPORATION
By:	/s/ DAVID L. HAUSER
Title:	Vice President & Treasurer

MSW ENERGY HOLDINGS LLC
By:	/s/ MICHAEL J. MILLER
Title:	CEO

SCHEDULE A

Deposit Date	Required Level
June 30, 2004 - June 30, 2009	$5,000,000
June 30, 2010	$6,000,000
June 30, 2011 and all Deposit Dates thereafter	$7,000,000

SCHEDULE B

Payment Date	Required Level
June 30, 2004 - June 30, 2009	$15,000,000
June 30, 2010	$16,000,000
June 30, 2011 and all Deposit Dates thereafter	$17,000,000

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TABLE OF CONTENTS
SCHEDULE A
SCHEDULE B